Exhibit 99.1
Community Partners Bancorp Reports 2009 Results
•	Assets Reach Record Levels, Increase 12.24% Year-Over-Year

•	Loans Reach Record Levels, Increase 14.40% Year-Over-Year

•	Deposits Reach Record Levels, Increase 12.76% Year-Over-Year

•	Net Interest Margin Rebounds Strongly in Second Half of Year

•	Net Interest Income Rises 13.23% Year-Over-Year
MIDDLETOWN, N.J., February 2, 2010 — Community Partners Bancorp (Nasdaq CM:CPBC), the parent company of Two River Community Bank, today announced consolidated earnings for the quarter and year ended December 31, 2009.
For the quarter ended December 31, 2009, Community Partners Bancorp (the “Company”) reported a net income available to common shareholders of $237 thousand or $0.03 per share (basic and diluted, after preferred stock dividends), compared with a net loss to common shareholders of $536 thousand or $0.07 per share (basic and diluted) from the same period in 2008. On a linked quarter basis, the December 31, 2009 net income available to common shareholders of $237 thousand was $6.6 million higher than the September 30, 2009 net loss to common shareholders of $6.4 million. Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid on October 23, 2009 to shareholders of record as of September 25, 2009.
For the year ended December 31, 2009, the Company reported a net loss to common shareholders of $5.7 million or $0.79 per share (basic and diluted, after preferred stock dividends) compared with net income available to common shareholders of $798 thousand or $0.11 per share (basic and diluted) for the year ended December 31, 2008.
The net loss in 2009 was caused by a previously reported non-cash goodwill impairment charge of $6.7 million, recorded in third quarter 2009, relating to the 2006 acquisition of The Town Bank.
Total assets at year-end 2009 reached a record $640.0 million, compared with $570.2 million at the close of 2008. Total loans at December 31, 2009 were $513.4 million, also a record level, compared with $448.8 million at December 31, 2008, and total deposits at December 31, 2009 were a record $535.4 million, compared with $474.8 million at year end 2008.
William D. Moss, Community Partners’ President and CEO noted, “The Company capitalized on business lending and deposit opportunities with small and midsize businesses, as national and regional institutions either slowed or curtailed their lending activity in response to the economy. Two River has continued to prudently lend money throughout this economic downturn. Also, consumers have found Two River products and services to be a friendlier, lower-cost alternative to the larger competitors.”
Net Interest Income, Net Interest Margin, Capital Ratios Remain Strong
Net interest income for the quarter ended December 31, 2009 totaled $5.9 million, an increase of $1.5 million, or 34.7% over the same quarter in 2008. On a linked quarter basis, net interest income increased by $124 thousand, or 2.1%, for the fourth quarter of 2009 from $5.8 million earned in the third quarter 2009. The Company reported a net interest margin of 3.92% for the quarter ended December 31, 2009, compared with 3.33% for the quarter ended December 31, 2008. For the year ended December 31, 2009, net interest income totaled $21.3 million, an increase of $2.5 million, or 13.2%, from net interest income of $18.8 million for the year ended December 31, 2008.
“Our year-over-year growth in net interest income and net interest margin improvement resulted from our continuing ability to grow core deposits, primarily from business customers,” explained Moss. “Our focus on relationship banking, which includes offering attractive value on bundled services in exchange for customers maintaining higher account balances, continues to be a win-win for the Company and its customers.”
Non-interest income for the fourth quarter of 2009 totaled $650 thousand, an increase of $233 thousand, or 55.9%, compared with fourth quarter 2008. On a linked quarter basis, non-interest income increased by $282 thousand, or 76.6% from the third quarter of 2009. The increase in non-interest income over both prior quarters was primarily due to $216 thousand in gains recorded by the Company in the fourth quarter of 2009 from the sale of securities-available-for-sale. Non-interest income for the year ended December 31, 2009 totaled $2.2 million, an increase of $583 thousand, or 35.0%, from non-interest income of $1.7 million for the year ended in 2008, primarily due to gains recorded for the sale of securities-available-for-sale of $703 thousand, partially offset by an other-than-temporary investment portfolio impairment charge of $156 thousand.
As noted, total assets as of December 31, 2009 were $640.0 million, an increase of 12.24% when compared to $570.2 million as of December 31, 2008. Management notes this increase represents the organic growth that the Company has experienced in its primary business lines. Total deposits as of December 31, 2009 were $535.4 million, an increase of 12.76% when compared with $474.8 million as of December 31, 2008.

Moss explained that while economic conditions remain less than robust and businesses continue to be reluctant to take on additional debt, the Company won market share in 2009 with, “our reputation, experienced staff, service execution and innovative lending solutions.”
Total loans as of December 31, 2009 were $513.4 million, an increase of 14.40% when compared with $448.8 million as of December 31, 2008. The Company’s non-performing assets declined at year-end to $14.2 million compared with $20.4 million at September 30, 2009, due to elimination of loans categorized as 90 days and over delinquent, OREO, and a reduction in non-accrual loans. Non-performing loans as a percentage of total loans was 2.76% at the end of 2009, compared with 3.89% at September 30, 2009 and 2.89% at December 31, 2008.
The Company also had a lower ratio of non-performing assets to total assets at year-end 2009 (2.21%), compared with year-end 2008 (2.27%), and a reduction from 3.29% at September 30, 2009, for reasons cited previously. Troubled Debt Restructured Loans totaled $4.7 million at December 31, 2009, an increase from $1.0 million at September 30, 2009. There were no Troubled Debt Restructured Loans at December 31, 2008.
As of December 31, 2009, the Company’s allowance for loan losses was $6.2 million, compared with $6.8 million as of December 31, 2008. Non-accrual loans were $14.2 million at December 31, 2009, compared with $13.0 million at December 31, 2008. Loss allowance as a percentage of total loans at December 31, 2009 was 1.20%, compared with 1.52% at December 31, 2008.
Moss commented, “We have a manageable level of non-performing loans, many of which are in the final stages of resolution. We anticipate the workout of these loans will be completed in 2010 with minimal losses because most are adequately collateralized. The allowance for losses as a percentage of loans was reduced to 1.2% at year end due to a number of factors: portfolio growth of quality loans requiring a lesser reserve, recognition of the reserve level required for our remaining non-performing segment of the portfolio, a stabilization of asset quality and the effect of charge-offs during the year.”
The Company maintained capital ratios in 2009 that are in excess of regulatory standards for well-capitalized institutions. Community Partners Bancorp’s Tier 1 capital to average assets ratio was 9.28% at year end, while the Tier 1 capital to risk-weighted assets ratio was 10.60% and total capital to risk-weighted assets ratio was 11.74%.
Outlook
In 2010, Community Partners will continue its focus on winning market share from larger institutions. During 2010, the Company anticipates strengthening its brand awareness by changing the name of its four Town Bank locations in Union County to Two River Community Bank. Management and the Board of Directors are also examining opportunities to establish branch locations in Middlesex County, which is between its Union County and Monmouth County locations.
“With operations in Union County to the north and Monmouth to the south, we believe it’s a winning strategy to infill with locations between the two,” said Moss. “All three counties represent very attractive markets, and we now have the appropriate back-office infrastructure to provide efficient support of our growth. We are actively reviewing optimal location opportunities.”
About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Community Partners is available at www.communitypartnersbancorp.com.
Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” “should”, “projects” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; the inability to successfully implement new lines of business or new products and services; and those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Form 10-Q quarterly reports filed with the Securities and Exchange Commission. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
Contacts:
William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com
Michael J. Gormley, Executive Vice President, CFO & COO
Community Partners Bancorp
732-706-9009 mgormley@tworiverbank.com
SUMMARY FINANCIAL TABLE FOLLOWS

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

	December 31,	December 31,
(Dollars in thousands except per share data)	2009	2008
Selected Period End Balances:
Total Assets	$640,028	$570,240
Fed Funds Sold	35,894	14,907
Investment Securities	49,308	64,666
Total Loans	513,399	448,780
Allowance for Loan Losses	(6,184)	(6,815)
Goodwill and Other Intangible Assets	18,980	25,983
Total Deposits	535,412	474,839
Repurchase Agreements	17,065	11,377
Long-term Debt	7,500	7,500
Shareholders’ Equity	76,837 (1)	73,312

	December 31,	September 30,	December 31,
	2009	2009	2008
Asset Quality Data:
Loans past due over 90 days and still accruing	—	2,831	—
Nonaccrual loans	14,151	16,876	12,958
OREO property	—	680	—

Total Non-Performing Loans	14,151	20,387	12,958

Troubled Debt Restructured Loans	4,717	1,016	—

Non-Performing Loans to Total Loans	2.76%	3.89%	2.89%
Allowance as a % of Loans	1.20%	1.46%	1.52%
Non-Performing Assets to Total Assets	2.21%	3.29%	2.27%

	December 31, 2009
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted
	Ratio	Assets Ratio	Assets Ratio

Capital Ratios:
Community Partners Bancorp	9.28%	10.60%	11.74%
Two River Community Bank	9.35%	10.55%	11.68%
“Well capitalized” institution (under Federal regulations)	5.00%	6.00%	10.00%

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Selected Consolidated Earnings Data:
Total Interest Income	$7,839	$7,511	$30,182	$30,810
Total Interest Expense	1,947	3,137	8,857	11,977

Net Interest Income	5,892	4,374	21,325	18,833
Provision for Loan Losses	1,025	1,348	2,205	2,301

Net Interest Income after Provision for Loan Losses	4,867	3,026	19,120	16,532

Net other-than-temporary impairment charge to earnings	(21)	—	(156)	—
Gain on sale of securities-available-for-sale	216	—	703	—
Other Non-Interest Income	455	417	1,702	1,666

Total Non-Interest Income	650	417	2,249	1,666

FDIC Insurance Expense	210	83	1,114	293
Goodwill Impairment	—	—	6,725	—
Other Non-Interest Expenses	4,218	4,349	17,298	16,877

Total Non-Interest Expenses	4,428	4,432	25,137	17,170

(Loss) Income before Income Taxes	1,089	(989)	(3,768)	1,028
Income Tax Expense	707	(453)	1,353	230

Net (Loss) Income	382	(536)	(5,121)	798

Preferred Stock Dividend & Discount Accretion	(145)	—	(530)	—

Net Income (Loss) available to common shareholders	$237	$(536)	$(5,651)	$798

Per Common Share Data:
Basic Earnings (Loss)	$0.03	$(0.07)	$(0.79)	$0.11
Diluted Earnings (Loss)	$0.03	$(0.07)	$(0.79)	$0.11
Book Value			$9.43	$10.22
Tangible Book Value			$6.79	$6.60
Average Common Shares Outstanding (in thousands):
Basic	7,175	7,166	7,170	7,153
Diluted	7,183	7,226	7,188	7,268

Other Selected Ratios:
Return on Average Assets	0.06%	-0.38%	-0.82%	0.15%
Return on Average Tangible Assets (2)	0.06%	-0.39%	-0.85%	0.15%
Return on Average Equity	0.49%	-2.90%	-6.29%	1.09%
Return on Average Tangible Equity (2)	0.66%	-4.48%	-8.95%	1.69%
Net Interest Margin	3.92%	3.33%	3.69%	3.74%

(1)	Includes $9.0 million in TARP proceeds and $6.7 million of Goodwill Impairment Charges.

(2)	Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.